Exhibit 99.2

Ranpak Appoints Former NBA Chief Marketing Officer to Its Board of Directors

November 5, 2020

CONCORD TOWNSHIP, Ohio--(BUSINESS WIRE)-- Ranpak Holdings Corp. (“Ranpak”) (NYSE: PACK), a leading provider of environmentally sustainable, systems-based, product protection solutions for e-commerce and industrial supply chains, today announced that on November 5, 2020, Pamela El was appointed to the company’s board of directors, effective immediately. Previously, Ms. El was Global Chief Marketing Officer of the NBA and WNBA, where she led a worldwide marketing team, with oversight of advertising, data analytics, and marketing through digital, social and broadcast platforms.

“We’re excited to welcome Pam to Ranpak’s board of directors,” said Omar Asali, Chairman and Chief Executive Officer of Ranpak. “Pam is an unparalleled strategic thinker when it comes to brand analysis, expansion, and management.   We look forward to drawing on her expertise as we solidify Ranpak’s position as a global leader in more sustainable packaging solutions.”

“Ranpak is a market leader in environmentally sustainable secondary packaging solutions,” said El.  “I’m thrilled to be part of an organization committed to replacing the global supply chain’s reliance on plastic and I look forward to helping Omar and the entire team expand Ranpak’s presence around the world.”

About Ranpak

Founded in 1972, Ranpak's goal was to create the first environmentally responsible system to protect products during shipment. The development and improvement of materials, systems and total solution concepts have earned Ranpak a reputation as an innovative leader in e-commerce and industrial supply chain solutions. Ranpak is headquartered in Concord Township, Ohio and has approximately 600 employees.

Additional Information and Where to Find It

Additional information about Ranpak can be found on its website: https://www.ranpak.com

View source version on businesswire.com: https://www.businesswire.com/news/home/20200304005054/en/

Investor Inquiries:

Bill Drew
ir@ranpak.com

Source: Ranpak Holdings Corp.